Exhibit 10.1

COOPERATION AGREEMENT
This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2017, by and among Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), MFP Partners, L.P., a Delaware limited partnership (collectively with its Affiliates and Associates, “MFP”), Misada Capital Holdings, LLC, a Delaware limited liability company (collectively with its Affiliates and Associates, “Misada” and together with MFP, the “Stockholders”), Alexander C. Matina (the “MFP Designee”) and Noah A. Elbogen (the “Misada Designee” and, together with the MFP Designee, the “Designees”). The Company, MFP and Misada are each herein referred to as a “party” and collectively, the “parties.”
WHEREAS, on August 7, 2017, MFP filed a Schedule 13G/A with the SEC disclosing beneficial ownership of 2,212,429 shares, or 13.1%, of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”);
WHEREAS, on November 15, 2017, Misada filed a Schedule 13D/A with the SEC disclosing beneficial ownership of 1,559,233 shares, or 9.2%, of the Common Stock;
WHEREAS, the Company is a party to that certain Stockholder’s Agreement (the “Lee Equity Stockholder’s Agreement”), dated as of May 7, 2014, by and between the Company and LEP Papa Murphy’s Holdings, LLC (“Lee Equity”);
WHEREAS, simultaneously with the execution of this Agreement and in connection with the matters described herein, the Company, MFP, Misada and Lee Equity have entered into a letter agreement, dated as of the date hereof (the “Lee Equity Letter Agreement”), which is attached hereto as Exhibit A;
WHEREAS, on the date hereof, Jeffrey B. Welch submitted his resignation as a Class I director of the Board; and
WHEREAS, the Company and the Stockholders have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.
(a)Effective upon the execution of this Agreement,
(i)the Board of Directors of the Company (the “Board”) shall increase the size of the Board from nine to ten directors;

(ii)the Board shall accept the resignation of Jeffrey B. Welch as a Class I director of the Board;
(iii)the Board shall appoint the MFP Designee to the Board as a Class I director, with a term expiring at the 2018 Annual Meeting. Prior to his appointment to the Board, the MFP Designee shall have executed and delivered to the Company an irrevocable resignation as director in the form attached hereto as Exhibit B (the “MFP Resignation Letter”); and
(iv)the Board shall appoint the Misada Designee to the Board as a Class I director, with a term expiring at the 2018 Annual Meeting. Prior to his appointment to the Board, the Misada Designee shall have executed and delivered to the Company an irrevocable resignation as director in the form attached hereto as Exhibit C (the “Misada Resignation Letter”).
(b)Effective upon the appointment of the Designees to the Board,
(i)the Board shall appoint the MFP Designee to the Compensation Committee of the Board. The MFP Designee shall be entitled to continuously serve on the Compensation Committee of the Board until the Termination Date; and
(ii)the Board shall appoint the Misada Designee to the Audit Committee of the Board. The Misada Designee shall be entitled to continuously serve on the Audit Committee of the Board until the Termination Date.
(c)Until the Termination Date, the Board shall appoint at least one of the Designees to any and all new committees of the Board formed during the term of this Agreement, subject to the determination of the Board, in good faith and consistent with its fiduciary duties, that the Designee is qualified to serve on such committee.
(d)The Designees shall be entitled to receive the same compensation for their service on the Board as is provided to any other independent director of the Company for their service on the Board; provided, however, that if each of the Company’s independent directors other than the Designees elect not to receive compensation for their service on the Board, then neither Designee shall be entitled to receive any compensation for his or her service on the Board, other than reasonable reimbursement of expenses incurred by that Designee in connection with his or her duties as a director of the Company.
(e)Notwithstanding Section 1(c) hereof, the Stockholders agree that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Designees from any Board or committee meeting or portion thereof at which the Board or any such committee is deliberating and/or taking action (including, but not limited to, the formation of a special committee of the Board) with respect to (i) this Agreement, including the interpretation and enforcement thereof, (ii) any actions taken or proposed by the Stockholders or their respective Affiliates with respect to the Company, (iii) failure of one or both Designees to comply the Company’s charter, bylaws, committee charters, or corporate governance guidelines, or (iv) any proposed transaction between the Company and the Stockholders or their Affiliates. For the avoidance of doubt, consistent with their fiduciary duties as directors of the Company, the Designees shall consider in good faith recusal from any Board or committee meeting also in the event there is any other actual or potential conflict of interest between any of the Stockholders or any of the Designees, on the one hand, and the Company, on the other hand.
(f)If at any time MFP ceases to beneficially own at least the lesser of 10% of the Company’s then outstanding Common Stock and 1,696,546 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), (i) the rights of MFP and obligations of the Company pursuant to paragraphs (a)(iii), (b)(i) and (h) of this Section 1 shall terminate immediately and (ii) the MFP Designee shall immediately tender her or his resignation pursuant to the MFP Resignation Letter.
(g)If at any time Misada ceases to beneficially own at least the lesser of 5% of the Company’s then outstanding Common Stock and 848,273 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), (i) the rights of Misada and obligations of the Company pursuant to paragraphs (a)(iv), (b)(ii) and (h) of this Section 1 shall terminate immediately and (ii) the Misada Designee shall immediately tender her or his resignation pursuant to the Misada Resignation Letter.
(h)Until the Termination Date, (i) in the event that the MFP Designee ceases to be a director of the Company, MFP shall be entitled to designate, subject to the approval of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in accordance with this paragraph, a candidate for replacement of the MFP Designee (such replacement, an “MFP Replacement Designee”), and (ii) in the event that the Misada Designee ceases to be a director of the Company, Misada shall be entitled to designate, subject to the approval of the Nominating Committee in accordance with this paragraph, a candidate for replacement of the Misada Designee (such replacement, a “Misada Replacement Designee,” and together with the MFP Replacement Designee, the “Replacement Designees”). Any Replacement Designee shall qualify as an “independent director” under applicable rules of the SEC, the NASDAQ rules and applicable governance policies of the Company. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within ten Business Days after the Board has completed a criminal background investigation with respect to such candidate with reasonably satisfactory results, and such candidate has delivered to the Nominating Committee a completed standard director questionnaire (in the form to be provided by the Company) and a duly executed irrevocable letter of resignation as director in the form of the MFP Resignation Letter or the Misada Resignation Letter, as applicable (the “Review Period”). Within five Business Days following the conclusion of a Review Period resulting in the Nominating Committee’s approval of a Replacement Designee, which approval shall not be unreasonably withheld, conditioned or delayed, the Board shall appoint such Replacement Designee to the Board. In the event the Nominating Committee declines to approve a candidate for MFP Replacement Designee, MFP may propose one or more additional candidates for the MFP Replacement Designee, subject to the above criteria and time periods, until a MFP Replacement Designee is appointed. In the event the Nominating Committee declines to approve a candidate for Misada Replacement Designee, Misada may propose one or more additional candidates for the Misada Replacement Designee, subject to the above criteria and time periods, until a Misada Replacement Designee is appointed. Unless a clear, contrary interpretation applies, each reference herein to the “MFP Designee” shall include a reference to any MFP Replacement Designee, each reference herein to the “Misada Designee” shall include a reference to any Misada Replacement Designee, and each reference herein to the “Designees” shall include a reference to any Replacement Designee.
(i)Until the Termination Date, the Board size shall not exceed ten members without the consent of each of the Designees.

2.	Voting Commitment.
(a)For a period of two years after the date hereof (the “Initial Voting Commitment Period”), each of the Stockholders shall, or shall cause its applicable Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), and (ii) any other proposal submitted to the stockholders at a Stockholder Meeting (except for those related to Extraordinary Transactions), in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event both Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than Director Proposals), each of the Stockholders would be permitted to vote all or some shares of Common Stock beneficially owned by it and over which it has voting power at such Stockholder Meeting in accordance with the ISS and Glass Lewis recommendation.
(b)Immediately following the expiration of the Initial Voting Commitment Period and until the Termination Date, each of the Stockholders shall, or shall cause its applicable Representatives to, appear in person or by proxy at each Stockholder Meeting where a Director Proposal is to be voted on by the Company’s stockholders, and to vote all shares of Common Stock beneficially owned by it and over which it has voting power on such Director Proposal at such Stockholder Meeting in accordance with the Board’s recommendations, as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof.
3.Standstill. Except as otherwise provided in this Agreement, without the prior written consent of the Board, the Stockholders shall not, and shall instruct their Affiliates, not to, directly or indirectly (in each case, except as permitted by this Agreement):
(a)(i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis including, for the avoidance of doubt, exercise of any subscription rights granted to such Stockholder), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, in the case of MFP, more than 19.99% of the then-outstanding shares of the Common Stock in the aggregate (the “MFP Ownership Cap”), and in the case of Misada, more than 13% (the “Misada Ownership Cap”); or (ii) other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, knowingly sell, offer or agree to sell, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Stockholders to any Third Party that has, or would have as a result of such transaction, a beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock; provided, however, that the Board may increase the MFP Ownership Cap or the Misada Ownership Cap by an affirmative vote of a majority of the Board;
(b)(i) nominate, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; or (vi) request, or initiate, encourage or participate in any request to call, a special meeting of the Company’s stockholders;
(c)form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the Stockholders or one or more of their Affiliates that agree to be bound by the terms and conditions of this Agreement);
(d)deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among the Stockholders and their Affiliates and otherwise in accordance with this Agreement);
(e)seek publicly, alone or in concert with others, to amend any provision of the Company’s charter or bylaws;
(f)demand an inspection of the Company’s books and records;
(g)engage any private investigations firm or other person to investigate any of the Company’s directors or officers;
(h)effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;
(i)enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;
(j)publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or
(k)take any action challenging the validity or enforceability of this Section 3 or this Agreement.
Nothing in this Section 3 shall be deemed to (i) prohibit the Stockholders or their Affiliates from communicating privately with the Company’s directors, officers, shareholders and Representatives so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any party or run afoul of any of the provisions of Sections 3(a)-(k) hereof or (ii) limit the exercise in good faith by each Designee of her or his fiduciary duties solely in her or his capacity as a director of the Company.
4.Mutual Non-Disparagement. No party hereto shall, and no party shall permit any of its Representatives to, without the written consent of the other parties, make any public statement that constitutes or would reasonably be expected to constitute an ad hominem attack on or otherwise disparages any other party, any other party’s current and former directors (including any director who was serving immediately prior to this Agreement), officers, or employees (including with respect to such persons’ service at the other party), any other party’s subsidiaries, or any other party’s subsidiaries’ business or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of such other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (i) apply (A) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (B) to any disclosure required by applicable law, rules or regulations; or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.
5.No Litigation. Each party hereto hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against any other party or any of its Representatives, based on claims arising out of any facts known or should have known by such party as of the date of this Agreement, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any party hereto or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, such party or any of its Representatives; provided, further, that in the event any party hereto or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to such other party (except where such notice would be legally prohibited or not practicable). Each of the parties hereto represents and warrants that neither it nor any assignee has filed any lawsuit against any other party.
6.Press Release and SEC Filings.
(a)No later than one Business Day following the date of this Agreement, the Company shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit D (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor the Stockholders shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other parties hereto. No party hereto or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release, except as required by law or applicable stock exchange listing rules or with the prior written consent of the other parties hereto and otherwise in accordance with this Agreement.
(b)No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Press Release and the terms of this Agreement. The Company shall provide the Stockholders, and their respective Representatives, with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholders.
(c)No later than two Business Days following the date of this Agreement, Misada shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Misada Schedule 13D Amendment”). The Misada Schedule 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. Misada shall provide the Company and its Representatives with a reasonable opportunity to review the Misada Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.
(d)No later than two Business Days following the date of this Agreement, MFP shall file with the SEC a Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “MFP Schedule 13D”). The MFP Schedule 13D shall be consistent with the Press Release and the terms of this Agreement. MFP shall provide the Company and its Representatives with a reasonable opportunity to review the MFP Schedule 13D prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7.Confidentiality.
(a)For so long as the MFP Designee is serving as a director on the Board, he or she may provide confidential information of the Company which such MFP Designee learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”), to MFP and its Representatives; provided, however, that MFP (i) shall have executed a confidentiality agreement with the Company in the form attached hereto as Exhibit E (a “Confidentiality Agreement”) prior to any provision of Confidential Information to MFP or its Representatives by the MFP Designee, (ii) shall comply with all terms and obligations of the Confidentiality Agreement, (iii) shall inform any such Representatives of the confidential nature of any such Confidential Information, and (iv) shall instruct such Representatives to refrain from disclosing such Confidential Information to anyone (whether to any company in which MFP has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with MFP’s investment in the Company. The MFP Designee and MFP shall not, without the prior written consent of the Company, otherwise disclose any Confidential Information to any other person or entity.
(b)For so long as the Misada Designee is serving as a director on the Board, he or she may provide confidential information of the Company which such Misada Designee learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees, to Misada and its Representatives; provided, however, that Misada (i) shall have executed a Confidentiality Agreement prior to any provision of Confidential Information to Misada or its Representatives by the Misada Designee, (ii) shall comply with all terms and obligations of the Confidentiality Agreement, (iii) shall inform any such Representatives of the confidential nature of any such Confidential Information, and (iii) shall instruct such Representatives to refrain from disclosing such Confidential Information to anyone (whether to any company in which Misada has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Misada’s investment in the Company. The Misada Designee and Misada shall not, without the prior written consent of the Company, otherwise disclose any Confidential Information to any other person or entity.
(c)For the avoidance of doubt, the obligations under this Section 7 shall be in addition to, and not in lieu of, the Designees’ confidentiality obligations under Delaware law and the charter, bylaws and applicable corporate governance policies of the Company.
8.Compliance with Securities Laws. Each of the Stockholders acknowledges that the U.S. securities laws generally prohibit any person who has received material, non-public information concerning such issuer from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Subject to compliance with such laws, the Stockholders and their Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company will notify the Stockholders reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions hereto shall in any way limit the Stockholders’ or their Representatives’ activities in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the Stockholders or their Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement.
9.Affiliates and Associates. Each party hereto shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.	Representations and Warranties.
(a)Each Stockholder severally and not jointly represents and warrants as to itself that it is sui juris and of full capacity. Each Stockholder severally and not jointly represents and warrants as to itself that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms. Each Stockholder represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Stockholder as currently in effect, the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate or conflict with (1) any law, rule, regulation, order, judgment or decree applicable to such Stockholder or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Stockholder is a party or by which it is bound. MFP represents and warrants that, as of the date of this Agreement, MFP beneficially owns an aggregate of 2,317,178 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company. Misada represents and warrants that, as of the date of this Agreement, Misada beneficially owns an aggregate of 1,559,233 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company.
(b)The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
11.Termination.
(a)Any party shall have the right to terminate this Agreement as to such party upon delivery to each other party of advance written notice of such termination at least five Business Days prior to the date of such (the effective date of termination, with respect to any party or all parties hereto, the “Termination Date”), except that no party shall be permitted to terminate this Agreement until the day after the date of the 2019 Annual Meeting; provided, however, that Misada or MFP may earlier terminate this Agreement, with respect to itself, after December 21, 2018, if a majority of the Board approves or has approved any Extraordinary Transaction (provided that neither MFP, Misada nor any of their respective Affiliates or Associates are a party to such Extraordinary Transaction), and Lee Equity fails or has failed to consent to such Extraordinary Transaction pursuant to the terms of the Lee Equity Stockholder’s Agreement within ten Business Days after the date the Board approves such Extraordinary Transaction. Notwithstanding anything to the contrary in this Agreement:
(i)the obligations of MFP pursuant to Sections 1(i), 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to MFP pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach from MFP, or, if impossible to cure within 15 days, the Company has not taken substantive action to correct within 15 days following written notice of such breach from MFP; provided, however, that any termination in respect of a breach of Section 4 shall require a determination of a court of competent jurisdiction that the Company has materially breached its obligations to MFP pursuant to Section 4; provided, further, that the obligations of MFP pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to MFP under Section 5;
(ii)the obligations of Misada pursuant to Sections 1(i), 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to Misada pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach from Misada, or, if impossible to cure within 15 days, the Company has not taken substantive action to correct within 15 days following written notice of such breach from Misada; provided, however, that any termination in respect of a breach of Section 4 shall require a determination of a court of competent jurisdiction that the Company has materially breached its obligations to Misada pursuant to Section 4; provided, further, that the obligations of Misada pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to Misada under Section 5; and
(iii)the obligations of the Company to MFP pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) MFP materially breaches its obligations in Sections 1(i), 2, 3, 4, 5, 7 or 8 or the representations and warranties in Section 10(a), or (B) the MFP Designee materially breaches the charter or bylaws of the Company, and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach, or, if impossible to cure within 15 days, MFP has not taken substantive action to correct within 15 days following written notice of such breach from the Company; provided, however, that any termination in respect of a breach under Section 4 shall require a determination of a court of competent jurisdiction that MFP has materially breached Section 4; provided, further, that the obligations of the Company to MFP pursuant to Section 5 shall terminate immediately in the event that MFP materially breaches its obligations under Section 5; and
(iv)the obligations of the Company to Misada pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) Misada materially breaches its obligations in Sections 1(i), 2, 3, 4, 5, 7 or 8 or the representations and warranties in Section 10(a), or (B) the Misada Designee materially breaches the charter or bylaws of the Company, and such breach (if capable of being cured) has not been cured within 15 days following written notice of such breach, or, if impossible to cure within 15 days, Misada has not taken substantive action to correct within 15 days following written notice of such breach from the Company; provided, however, that any termination in respect of a breach under Section 4 shall require a determination of a court of competent jurisdiction that Misada has materially breached Section 4; provided, further, that the obligations of the Company to Misada pursuant to Section 5 shall terminate immediately in the event that Misada materially breaches its obligations under Section 5.
(b)If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void as between the terminating party and all other parties hereto, but no termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination. For the avoidance of doubt, if this Agreement is terminated only with respect to the rights and obligations of MFP, such termination would be effective only with respect to MFP, and if this Agreement is terminated only with respect to the rights and obligations of Misada, such termination would be effective only with respect to Misada, and, in either case, the Agreement would otherwise remain in effect between the other parties hereto.
12.Expenses. The Company shall reimburse the Stockholders for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $35,000 in the aggregate.
13.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending, (c) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (d) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (e) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:

Papa Murphy’s Holdings, Inc.
8000 NE Parkway Drive, Suite 350
Vancouver, WA 98662
Attention: Mark Hutchens, Victoria Tullett
Fax: (360) 449-4122
Email: mark.hutchens@papamurphys.com
victoria.tullett@papamurphys.com

with mandatory copies (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: Kai H. Liekefett
Fax: 917.849.5337
Email: kliekefett@velaw.com

and

Perkins Coie LLP
1120 N.W. Couch Street, 10th Floor
Portland, OR 97209-4128
Attention: John Thomas
Fax: (503) 346-2144
Email: JRThomas@perkinscoie.com

If to MFP: MFP Partners, L.P. c/o MFP Investors LLC Attention: Timothy E. Ladin, General Counsel Fax: (212) 752-7265 Email: tladin@mfpllc.com	with mandatory copies (which shall not constitute notice) to: notices@mfpllc.com

If to Misada: Misada Capital Holdings, LLC 200 South Dwight Place Englewood, NJ 07631 E-mail: nelbogen@misadacap.com with mandatory copies (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Andrew Freedman
Fax: (212) 451-2222
E-mail: afreedman@olshanlaw.com

14.Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
15.Specific Performance. Each Stockholder, with respect to itself, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Stockholders, on the one hand, and the Company, on the other hand (as applicable, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 15 shall not be the exclusive remedy for any violation of this Agreement.
16.Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Stockholders, as applicable; provided, further, that, for purposes of this Agreement, none of the Stockholders shall be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the Stockholders; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a third party that, in each case, would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a third party that is submitted for a vote of the Company’s stockholders; (g) the term “Representatives” means a person’s (i) Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (h) the term “SEC” means the U.S. Securities and Exchange Commission; (i) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (k) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (l) the term “Third Party” refers to any person that is not a party hereto, a member of the Board, a director or officer of the Company, or legal counsel to any party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.Miscellaneous.
(a)This Agreement, including all exhibits hereto, with the exception of the Lee Equity Letter Agreement and the Confidentiality Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
(b)This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
(c)This Agreement shall not be assignable by operation of law or otherwise by a party hereto without the consent of the other parties hereto. Any purported assignment without such consent is void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party hereto.
(d)Neither the failure nor any delay by a party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(e)If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
(f)Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto.
(g)This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
(h)Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.

Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
(i)The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.
PAPA MURPHY’S HOLDINGS, INC.
By:     /s/ Weldon Spangler
Name: Weldon Spangler
Title: Chief Executive Officer

SIGNATURE PAGE TO COOPERATION AGREEMENT

MFP PARTNERS, L.P.

By:    MFP INVESTORS, LLC, its general partner

By: /s/ Timothy E. Ladin
Name:    Timothy E. Ladin
Title:    General Counsel
/s/ Alexander C. Matina
ALEXANDER C. MATINA

SIGNATURE PAGE TO COOPERATION AGREEMENT

MISADA CAPITAL HOLDINGS, LLC

By: /s/ Noah A. Elbogen
Name: Noah A. Elbogen
Title: Managing Member
/s/ Noah A. Elbogen
NOAH A. ELBOGEN

SIGNATURE PAGE TO COOPERATION AGREEMENT

Exhibit A
Lee Equity Letter Agreement

Papa Murphy’s Holdings, Inc.
8000 NE Parkway Drive, Suite 350
Vancouver, WA 98662

December 21, 2017

MFP Partners, L.P.
909 Third Avenue, 33rd floor
New York, NY 10022

Misada Capital Holdings, LLC
200 S. Dwight Place
Englewood, NJ 07631

LEP Papa Murphy’s Holdings, LLC
650 Madison Avenue, 21st floor
New York, NY 10022

Re:	Letter Agreement
Ladies and Gentlemen:
This letter agreement, dated December 21, 2017 (this “Agreement”), is with reference to that certain Cooperation Agreement, dated as of the date hereof (the “Cooperation Agreement”), by and among Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), MFP Partners, L.P., a Delaware limited partnership (collectively with its Affiliates and Associates, “MFP”), Misada Capital Holdings, LLC, a Delaware limited liability company (collectively with its Affiliates and Associates, “Misada” and, together with MFP, the “Stockholders”), Alexander C. Matina and Noah A. Elbogen. The Company, MFP, Misada and LEP Papa Murphy’s Holdings, LLC, a Delaware limited liability company (collectively with its Affiliates and Associates, “Lee Equity”) are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Cooperation Agreement.
With respect to the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, each of the undersigned hereby agree as follows:

1.
Until the Termination Date, Lee Equity shall, or shall cause its applicable Representatives to, appear in person or by proxy at each Stockholder Meeting where a Director Proposal is to be voted on by the Company’s stockholders, and to vote all shares of Common Stock beneficially owned by it and over which it has voting power on such Director Proposal at such Stockholder Meeting in accordance with the Nominating Committee’s recommendations.

2.
This Agreement shall terminate, and be of no further force and effect, from and after the Termination Date of the Cooperation Agreement as provided therein. For the avoidance of doubt, if the Cooperation Agreement is terminated only with respect to the rights and obligations of MFP, the termination of this Agreement would be effective only with respect to MFP, and if the Cooperation Agreement is terminated only with respect to the rights and obligations of Misada, termination of this Agreement would be effective only with respect to Misada, and, in either case, this Agreement would otherwise remain in effect between the other parties hereto.

3.
Lee Equity hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by Lee Equity, constitutes a valid and binding obligation and agreement of Lee Equity and is enforceable against Lee Equity in accordance with its terms. Lee Equity represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Lee Equity as currently in effect, the execution, delivery and performance of this Agreement by Lee Equity does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to Lee Equity or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Lee Equity is a party or by which it is bound.

4.
This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties hereto agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party hereto consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth herein. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

5.
Each party acknowledges and agrees that irreparable injury to the other parties would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of parties (as applicable, the “Moving Party”) shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the no party shall not take any action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This paragraph shall not be the exclusive remedy for any violation of this Agreement.

6.
This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. The word “including” (in its various forms) means “including, without limitation.”

7.	If the foregoing is acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement.

Very truly yours,

PAPA MURPHY’S HOLDINGS, INC.
By: /s/ Weldon Spangler
Name:    Weldon Spangler
Title:    Chief Executive Officer

Accepted and Agreed to by:

LEP PAPA MURPHY’S HOLDINGS, LLC

By: /s/ Joseph B. Rotberg
Name: Joseph B. Rotberg
Title: Chief Financial Officer

MFP PARTNERS, L.P.

By:     MFP INVESTORS, LLC, its general partner

By: /s/ Timothy E. Ladin
Name:    Timothy E. Ladin
Title:    General Counsel

MISADA CAPITAL HOLDINGS, LLC

By: /s/ Noah A. Elbogen
Name: Noah A. Elbogen
Title: Managing Member

Exhibit B
MFP Resignation Letter

[•]
Board of Directors
Papa Murphy’s Holdings, Inc.
8000 NE Parkway Drive, Suite 350
Vancouver, WA 98662

Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of December 21, 2017, by and among Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), MFP Partners, L.P., a Delaware limited partnership (collectively with its Affiliates and Associates, “MFP”), Misada Capital Holdings, LLC, a Delaware limited liability company, Alexander C. Matina (the “MFP Designee”) and Noah A. Elbogen. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
I hereby irrevocably offer to resign from my position as a director of the Board and from any and all committees of the Board on which I serve, effective immediately upon (i) such time as MFP’s beneficial ownership in the Company falls below the lesser of 10% of the outstanding Common Stock and 1,696,546 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); (ii) a material breach of the Cooperation Agreement by MFP or the MFP Designee that terminates the Company’s obligations to MFP pursuant to Section 11(a)(iii) of the Cooperation Agreement; or (iii) the Termination Date.

Very truly yours,

Exhibit C
Misada Resignation Letter

[•]
Board of Directors
Papa Murphy’s Holdings, Inc.
8000 NE Parkway Drive, Suite 350
Vancouver, WA 98662

Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of December 21, 2017, by and among Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), MFP Partners, L.P., a Delaware limited partnership, Misada Capital Holdings, LLC, a Delaware limited liability company (collectively with its Affiliates and Associates, “Misada”), Alexander C. Matina and Noah A. Elbogen (the “Misada Designee”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
I hereby irrevocably offer to resign from my position as a director of the Board and from any and all committees of the Board on which I serve, effective immediately upon (i) such time as Misada’s beneficial ownership in the Company falls below the lesser of 5% of the outstanding Common Stock and 848,273 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments); (ii) a material breach of the Cooperation Agreement by Misada or the Misada Designee that terminates the Company’s obligations to Misada pursuant to Section 11(a)(iv) of the Cooperation Agreement; or (iii) the Termination Date.

Very truly yours,

Exhibit D
Press Release

Papa Murphy’s Announces Changes to Board of Directors
as Part of Refresh Initiative
Vancouver, Wash. — (December 21, 2017) — Papa Murphy’s Holdings, Inc. (“Papa Murphy’s” or the “Company”) (NASDAQ: FRSH) today announced changes to the composition of its Board of Directors, adding two new highly qualified independent directors, Alexander C. Matina and Noah A. Elbogen.
Alexander C. Matina has been appointed to the Compensation Committee and Noah A. Elbogen has been appointed to the Audit Committee. In order to maintain an appropriately sized Board, one incumbent director, Jeffrey B. Welch, has left the Board. All changes are effective immediately. As a result of these changes, the newly reconstituted Board will comprise ten directors, seven of whom are independent and all of whom have track records of delivering long-term shareholder value.
Mr. Matina and Mr. Elbogen have been added to the Board in connection with a Cooperation Agreement among Papa Murphy’s, MFP Partners, L.P. (“MFP”), the Company’s second largest shareholder with 13.1% of the shares, and Misada Capital Holdings, LLC (“Misada”), another major shareholder with 9.2% of the Company’s shares. The Cooperation Agreement contains terms regarding the parties working together for the long-term success of Papa Murphy’s.
“We have chosen to undertake a Board refresh to ensure we continue to have the critical skill sets among our Directors in order to drive long term success and shareholder value,” said Jean Birch, Chair of the Board of Papa Murphy’s. “We are pleased to welcome Alexander Matina and Noah Elbogen to Papa Murphy’s as they will bring significant financial and industry experience to the Board of Directors.”
Birch continued, “On behalf of the Board, I also want to thank Jeff Welch for his contributions as a director and his dedication to the Company. Jeff played a role in the Company’s success for the last nearly three years and provided a unique perspective and valuable insights to both the Board and management team.”
Under the terms of the Cooperation Agreement, MFP and Misada have agreed to certain customary standstill and other provisions. The complete agreement and definitive documentation will be included as exhibits to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Vinson & Elkins LLP and Perkins Coie LLP are serving as legal advisors to Papa Murphy’s. Olshan Frome Wolosky LLP is serving as Misada’s legal advisor.
Alexander C. Matina
Alexander C. Matina is the Vice President, Investments at MFP Investors LLC, the family office of Michael F. Price, which focuses on long-term, value investment opportunities. Mr. Matina also serves as Chairman of the Board of Trinity Place Holdings, Inc. (NYSE: TPHS), a publicly traded real estate company, focused on multi-family and retail investments. In addition, he serves on the board of S&W Seed Company (NASDAQ: SANW), a publicly traded agricultural company, with proprietary seeds targeting the alfalfa, sorghum, sunflower and stevia markets. Mr. Matina also serves on the board of XRO Energy LLC, a private energy company with assets in Wyoming. In addition, Mr. Matina has worked in various investment and financial analyst roles at Altus Capital Partners and Salomon Smith Barney, among others. Mr. Matina has a Bachelor of Science business degree from Fordham University, where he serves as an adjunct professor of Finance and as a member of the advisory board of the Gabelli Center for Global Security Analysis, and an MBA from the Columbia Business School.
Noah A. Elbogen
Noah A. Elbogen currently serves as Managing Member and Chief Executive Officer of Misada Capital Group LLC, a New Jersey-based investment manager. Previously, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, a New York-based investment manager, where he focused primarily on the restaurant sector from July 2011 to July 2016. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen has served as an Independent Director of BJ’s Restaurants Inc. since June 2014. Mr. Elbogen holds a Bachelor’s degree in Economics from Columbia University.
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates more than 1,500 franchised and corporate-owned fresh pizza stores in 39 States, Canada, and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Media Contact:
Christine Beggan, ICR
christine.beggan@icrinc.com
203-682-8329

Investor Contact:
Alexis Tessier, ICR
papamurphys-ir@icrinc.com
877-747-7272

Exhibit E
Form of Confidentiality Agreement

Papa Murphy’s Holdings, Inc.
8000 NE Parkway Drive, Suite 350
Vancouver, WA 98662

[•], 20[•]
[•]
Re: Confidentiality Agreement
Ladies and Gentlemen:
This letter agreement shall become effective upon the appointment of the [•] Designee to the Board of Directors (the “Board”) of Papa Murphy’s Holdings, Inc. (the “Company”) pursuant to the Cooperation Agreement, dated as of the date hereof (the “Cooperation Agreement”), by and among the Company, MFP Partners, L.P., a Delaware limited partnership, Misada Capital Holdings, LLC, a Delaware limited liability company, Alexander C. Matina and Noah A. Elbogen. Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Cooperation Agreement.

1.
Upon the terms of, and subject to the conditions in, this letter agreement, you and your Representatives, may receive certain information about the Company and its Affiliates from the [•] Designee, or their Replacement Designee, (the “Investor Director”) in accordance with the Cooperation Agreement that is confidential and proprietary, the disclosure of which could harm the Company and its Affiliates. You understand and agree that the Investor Director shall be subject in all cases to his or her fiduciary duties to the Company and its stockholders. It is understood and agreed that the Investor Director shall not disclose to you or your Representatives (A) any confidential or proprietary information of any third party in the possession of the Company or any of its Affiliates that the Company or any of its Affiliates is prohibited from disclosing pursuant to a contractual or other legal obligation or duty of confidentiality that is either (a) identified as such to the Investor Director by or on advice of legal counsel or the Company or (b) as to which it is reasonably apparent that the Company or any of its Affiliates is prohibited from disclosing pursuant to any contractual or other legal obligation or duty of confidentiality; provided, however, that, at the request of the Investor Director, the Company shall use commercially reasonable efforts to obtain a waiver or consent from any such third party to permit the Investor Director to share such information with you and your Representatives pursuant to the terms of this letter agreement; and (B) any legal advice or information that may be protected by the Company’s or any of its Affiliates’ attorney-client privilege or attorney work-product privilege (both with respect to internal or external legal counsel).

2.
As a condition to your or any of your Representatives being furnished such information, you agree to treat, and to instruct your Representatives to treat, any information, whether written or oral, concerning the Company or any of its Affiliates that is furnished to you or

1

your Representatives by or on behalf of the Investor Director, the Company or its Representatives (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement, and to take or abstain from taking, and to instruct your Representatives to take or abstain from taking, certain other actions as set forth herein. The term “Confidential Information” includes, without limitation, all notes, analyses, data or other documents furnished to you or your Representatives or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Confidential Information. The term “Confidential Information” does not include information that (a) was within your or any of your Representatives’ possession on a nonconfidential basis (or any confidentiality restrictions have lapsed) prior to it being furnished to you by the Company or its Representatives; (b) is or becomes available to you or your Representatives on a nonconfidential basis (or any confidentiality restrictions have lapsed) from a source other than the Company or its Representatives, provided that such source is not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or any of its Affiliates that prohibits such disclosure; (c) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement; or (d) has been or is independently developed by you or your Representatives without the use of the Confidential Information or in violation of the terms of this letter agreement. For purposes of this letter agreement, the term “Representatives” shall have the meaning ascribed to such term in the Cooperation Agreement.

3.
You hereby agree that you shall keep the Confidential Information confidential and shall use the Confidential Information solely for the purpose of monitoring and evaluating your investment in the Company; provided, however, that you may disclose the Confidential Information (a) to any of your Representatives who need to know such information for the purpose of monitoring and evaluating your investment in the Company, or (b) as the Company may otherwise consent in writing. Any such Representative shall (i) be informed by you of the confidential nature of the Confidential Information, (ii) be subject to a contractual, legal or fiduciary obligation to keep the Confidential Information strictly confidential, and (iii) be advised of the terms of this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives as if they were party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach).

4.
You hereby acknowledge that you and your Representatives are aware that the Confidential Information may contain material, non-public information concerning the Company, and that the U.S. securities laws restrict any person who has material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and further acknowledge your obligations and those of your Representatives (as applicable) under Section 8 of the Cooperation Agreement.

5.	Notwithstanding anything to the contrary provided in this letter agreement, in the event you or any of your Representatives receive a request or are required by deposition, interrogatory,

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request for documents, subpoena, court order, similar judicial process, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or are otherwise required pursuant to applicable law, regulation or the rules of any national securities exchange (as determined based on advice of legal counsel) to disclose all or any part of the Confidential Information, you agree, and you agree to instruct your Representatives, to the extent permitted by applicable law, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement and (b) in the case of any External Demand, cooperate with the Company, at the Company’s reasonable request and sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose only that portion of the Confidential Information which you or your Representatives are advised by legal counsel is legally required to be disclosed, and you or your Representatives shall inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information and exercise reasonable efforts to obtain assurance that confidential treatment will be accorded, and (ii) you and your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives in violation of this letter agreement. For the avoidance of doubt, it is understood and agreed that there shall be no “applicable law,” “regulation” or “rule” requiring you or your Representatives to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or you or your Representatives would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

6.
Upon the Company’s written demand following the termination of this letter agreement in accordance with its terms, you and your Representatives shall either promptly (at your option) (a) destroy the Confidential Information and any copies thereof, or (b) return to the Company all Confidential Information and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement; provided, however, that you and your Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law, professional standards or such person’s document retention policies of general application, or to the extent disclosed pursuant to an External Demand. Notwithstanding the destruction or return of Confidential Information, you and your Representatives shall continue to be bound by the obligations contained herein with respect to any Confidential Information retained by you or your Representatives for such period of time as you and such Representatives retain such Confidential Information until such Confidential Information is returned or destroyed or no longer constitutes Confidential Information pursuant to the terms hereof.

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7.
During the term of this Agreement and continuing for a period of twelve months following the termination of this Agreement, you and your Representatives shall not, without the prior written approval of the Board, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person or entity of any nature, solicit, canvass, approach, or induce any employee or contractor of the Company to terminate his, her or its employment or engagement with the Company or any of its Affiliates or Associates, other than by means of a general advertisement that is not directed at any particular employee or contractor of the Company.

8.
You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and you further agree to waive, and to instruct your Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity.

9.
You agree that (a) none of the Company or its Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Confidential Information by you or your Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any obligation on the part of the Company or its Representatives to provide you or your Representatives with any Confidential Information, nor shall it entitle you or your Representatives (other than the Investor Director in his or her capacity as a director of the Company) to participate in any meeting of the Board or any committee thereof. All Confidential Information shall remain the property of the Company and its Affiliates. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your or their use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company and its Affiliates. You and your Representatives shall not initiate contact with any officer or employee of the Company other than as permitted by the terms of the Cooperation Agreement, unless otherwise approved in writing by the Company, in each case, concerning Confidential Information; provided, however, the restrictions set forth in this sentence shall not apply to the Investor Director or any officer or employee of the Company who is also serving as a director; provided further, the restrictions set forth in this sentence shall not apply to communications or contacts between [•] and the Company’s Chief Legal Officer pursuant to Section 10 below or relating to notices required or permitted under the Cooperation Agreement.

10.
From time to time prior to the termination of this letter agreement, [•] shall be entitled to request, by written notice to the Company’s General Counsel, that the Company confirm whether or not members of the Board are then permitted to purchase or sell securities of the Company pursuant to the Company’s insider trading policy, in which case the Company will promptly inform [•] whether or not such members are then so permitted to purchase or sell such securities pursuant to the Company’s insider trading policy.

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11.
No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties hereto.

12.
The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

13.
This letter agreement, and any disputes arising out of or related to this letter agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the Other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement in any court other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement.

14.
This letter agreement and the Cooperation Agreement (including the exhibits thereto) constitute the only agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including without limitation, that certain Non-Disclosure Agreement by and among [•] and the Company, dated as of [___], 2017. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

15.
This letter agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

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16.
Except as otherwise set forth herein, this letter agreement and the obligations and restrictions hereunder shall terminate twelve months from the date on which the Investor Director appointed or elected to the Board pursuant to the Cooperation Agreement ceases to be a director of the Company; provided that you and your Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its Affiliates under applicable law; and provided, further that any liability for breach of this letter agreement prior to such termination shall survive such termination.

17.
Each party to this letter agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed this letter agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

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Very truly yours,
PAPA MURPHY’S HOLDINGS, INC.
By:
Name:
Title:

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT

ACCEPTED AND AGREED TO BY:
[•]
By:
Name:
Title:

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT